EXECUTION VERSION

$100,000,000

364-DAY LETTER OF CREDIT AGREEMENT
dated as of September 20, 2019,

by and among

WATFORD HOLDINGS LTD.
as Parent,

WATFORD RE LTD.
as Account Party,

the Lenders referred to herein
as Issuing Lenders

and

LLOYDS BANK CORPORATE MARKETS PLC
as Administrative Agent and L/C Agent

LLOYDS BANK CORPORATE MARKETS PLC
AND BMO CAPITAL MARKETS CORP.
as Joint Lead Arrangers

LLOYDS BANK CORPORATE MARKETS PLC
AND BMO CAPITAL MARKETS CORP.
as Joint Bookrunners

and

BMO CAPITAL MARKETS CORP.
as Syndication Agent

i
350675344

		Page

Section 11.4	Waiver by the Guarantors	79
Section 11.5	Subrogation	79
Section 11.6	Stay of Acceleration	79
Section 11.7	Continuing Guaranty; Assignments	80
Section 11.8	Subordination of Other Obligations	80
Section 11.9	Additional Guarantors	80

v

EXHIBITS
Exhibit A-1	-	Form of Letter of Credit Notice
Exhibit A-2	-	Form of Letter of Credit
Exhibit B	-	Form of Officer’s Compliance Certificate
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Confirming Lender Agreement

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 5.2	-	Subsidiaries
Schedule 7.3	-	Existing Investments
Schedule 7.5	-	Asset Dispositions

364-DAY LETTER OF CREDIT AGREEMENT, dated as of September 20, 2019, by and among Watford Holdings Ltd., an exempted company with liability limited by shares incorporated under the laws of Bermuda, as Parent, Watford Re Ltd., an exempted company with liability limited by shares incorporated under the laws of Bermuda and registered as a Class 4 insurer under the Insurance Act 1978, as amended, as Account Party, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and LLOYDS BANK CORPORATE MARKETS PLC, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Administrative Agent and the Lenders have agreed to make available this letter of credit facility to the Account Party, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Account Party” means Watford Re Ltd., an exempted company with liability limited by shares incorporated under the laws of Bermuda and registered as a Class 4 insurer under the Insurance Act 1978, as amended.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Additional Guarantor” has the meaning set forth in Section 11.9.
“Administrative Agent” means Lloyds, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 9.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 10.1(e)(ii).
“Agreement” means this 364-Day Letter of Credit Agreement.
“A.M. Best” means A.M. Best Company, Inc.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Lloyds and BMO Capital Markets Corp. as joint lead arrangers.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Parent to any Person that is not a Credit Party or any Subsidiary thereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit C or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Closing Date to, but not including, the Commitment Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.
“Bail-In Legislation” means:
(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b) in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.
“Bank of America Agreement” means that certain amended and restated credit facility, dated as of November 30, 2017 between, amongst others, Watford Asset Trust I and Bank of America, N.A.
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Daily LIBOR plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Daily LIBOR (provided that clause (c) shall not be applicable during any period in which Daily LIBOR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0%.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code or (c) any Person whose assets include (or are deemed to include under the Plan Assets Regulation or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of the foregoing (a) “employee benefit plan” or (b) “plan” by reason of such employee benefit plan’s or plan’s investment in the Person.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday, a legal holiday or a day on which banks in Hamilton, Bermuda or New York, New York are authorized or required by law to be closed, and (b) with respect to all determinations by reference to Daily LIBOR, any day that is a London Banking Day.
“Cash Collateral Account” has the meaning assigned thereto in Section 2.6(a).
“Cash Collateral Date” means the date that is 60 days after the Commitment Termination Date.
“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Lenders as collateral for Letter of Credit Exposure, cash or deposit account balances in Dollars pursuant to Section 2.6. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral in Dollars and other credit support.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Change in Control” means an  event or series of events by which:
(a) at any time, the Parent shall fail to own 100% of the Equity Interests of the Account Party; or
(b) any Person or group (within the meaning of Sections 13(d)(2) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Arch Capital Group Ltd. or its Affiliates) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the voting Equity Interests of the Parent.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment” means, as to any Lender, the obligation of such Lender to issue Letters of Credit for the account of the Account Party in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The initial Commitment of each Lender is set forth opposite the name of such Lender on Schedule 1.1.
“Commitment Fee” has the meaning assigned thereto in Section 2.10(b).
“Commitment Termination Date” means the earliest to occur of (a) the Specified Commitment Termination Date, (b) the date of termination of the entire Commitments by the Account Party pursuant to Section 2.9, and (c) the date of termination of the Commitments pursuant to Section 8.2(a); provided that if such day is not a Business Day, the “Commitment Termination Date” shall be the next preceding Business Day.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Confirming Lender” means, with respect to any Non-NAIC Qualified Lender, any other financial institution which is listed on the NAIC Qualified Institution List that has agreed, by delivery of a confirming lender agreement in substantially the form of Exhibit D (a “Confirming Lender Agreement”), that such other financial institution will itself honor the obligations of such Non-NAIC Qualified Lender in respect of a draft complying with the terms of a Letter of Credit as if, and to the extent, such other financial institution were the Issuing Lender originally named on such Letter of Credit.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Indebtedness” means, as of any date of determination with respect to the Parent and its Subsidiaries on a consolidated basis without duplication, the sum of all Indebtedness of the Parent and its Subsidiaries determined in accordance with GAAP and appearing on the liability side of the balance sheet; provided, however, that (i) Indebtedness incurred under this Agreement, the Bank of America Agreement, the Lloyds Agreement, the Custodian Bank Agreement (other than any unsatisfied margin call obligation that has remained outstanding for 30 or more days), the CSI Master Agreement, and custodian agreements permitted by Section 7.1(c)(iv) and (ii) reimbursement obligations in respect of letters of credit to the extent such letters of credit (a) are not drawn upon or (b) if drawn upon, are reimbursed or collateralized by cash or Cash Equivalents, in each case, shall be excluded from Consolidated Indebtedness.
“Consolidated Net Income” means, for any period, an amount equal to the consolidated net income of the Parent and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period.
“Consolidated Tangible Net Worth” means, for any period, the total shareholders’ equity of the Parent and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), less (a) any minority interest in Subsidiaries, (b) any treasury stock, and (c) (to the extent included) any amount shown in respect of goodwill arising only on consolidation or other intangible assets of the Parent and its Subsidiaries and interests of non-members of the Parent and its Subsidiaries in the Parent’s Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Facility” means the letter of credit facility established pursuant to Article II.
“Credit Parties” means, collectively, the Account Party and each Guarantor.
“CSI Master Agreement” means that certain Master Confirmation of Total Return Swap Transactions, dated as of August 13, 2018, between the Account bank and Credit Suisse International (“CSI”), under the ISDA Master Agreement, dated as of April 24, 2014, between the Account Party and CSI.
“Custodian Bank Agreement” means that certain Collateral Administration Agreement, dated June 2, 2015, by and among Watford Asset Trust I, Bank of America, N.A. and U.S. Bank National Association.
“Daily LIBOR” means, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an interest period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day, or a comparable or successor rate which rate is approved by the Administrative Agent with the consent of the Account Party. Each calculation by the Administrative Agent of Daily LIBOR shall be conclusive and binding for all purposes, absent manifest error. To the extent a comparable or successor rate is approved by the Administrative Agent and the Account Party in connection herewith, the approved rate shall be applied in a manner consistent with market practice as reasonably determined by the Administrative Agent and the Account Party; provided that if such market practice is reasonably determined by the Administrative Agent to not be administratively feasible, such approved rate shall be applied in a manner reasonably determined by the Administrative Agent and the Account Party. Notwithstanding the foregoing, in no event shall Daily LIBOR be less than 0%.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 3.8(b), any Lender that (a) has failed to pay to the Administrative Agent, the L/C Agent or any other Lender any amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Account Party, the Administrative Agent or the L/C Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Account Party, to confirm in writing to the Administrative Agent and the Account Party that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Account party), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.8(b)) upon delivery of written notice of such determination to the Account Party, the L/C Agent, and each Lender.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.8 (subject to such consents, if any, as may be required under Section 10.8). Notwithstanding the foregoing, unless otherwise agreed by the Parent, a Person must be a NAIC Qualified Lender to qualify as an Eligible Assignee.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Evergreen Letter of Credit” has the meaning assigned thereto in Section 2.3.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having an office or fixed place of business or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Account Party under Section 3.7(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any federal withholding Taxes imposed under FATCA.
“Existing Agreements” means the Bank of America Agreement, the Custodian Bank Agreement, the Lloyds Agreement and the CSI Master Agreement.
“Existing LC Agreements” means the Bank of America Agreement and the Lloyds Agreement.
“Extension Request” has the meaning assigned thereto in Section 2.2.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Loan Documents have been paid in full (other than contingent obligations for which no claim has been made).
“Final Maturity Date” means the first anniversary of the Commitment Termination Date.
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.
“Fiscal Quarter” means each fiscal quarter of the Parent and its Subsidiaries.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank, any securities exchange, or any self-regulating organization (including the NAIC)).
“Guarantor” means the Parent and each Additional Guarantor.
“Guaranty” means the undertakings by the Guarantors under Article XI.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
(c) all obligations of such Person under the Custodian Bank Agreement and the CSI Master Agreement;
(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable, deferred compensation and any purchase price adjustment, earn-out, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition);
(e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Parent) and (ii) the amount of such Indebtedness of such other Person;
(f) all guarantees by such Person of Indebtedness of others;
(g) all capital lease obligations of such Person;
(h) all direct or contingent reimbursement obligations of such Person with respect to surety bonds, letters of credit, bankers’ acceptances and bank guaranties (in each case, whether or not drawn or matured) in the stated amount thereof;
(i) any Indebtedness of a partnership in which such Person is a general partner unless such Indebtedness is nonrecourse to such Person; and
(j) all contingent liabilities of such Person in connection with the foregoing, provided, that notwithstanding the foregoing, for all purposes hereof, the Indebtedness of any Person shall not include (a) obligations and guarantees with respect to Policies and products underwritten by Insurance Subsidiaries, including insurance and reinsurance policies, annuities, performance and surety bonds, assumptions of liabilities and any related contingent obligations, (b) Reinsurance Agreements and fronting arrangements and guarantees thereof, (c) obligations in respect of swap contracts, hedges or similar arrangements for the purposes of providing capital with respect to insurance-related risks entered into in the ordinary course of business, and (d) obligations arising under deferred compensation plans in effect on the date hereof or which have been approved by the board of directors of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).
“Information” has the meaning assigned thereto in Section 10.9.
“Insurance Regulatory Authority” means, with respect to any Subsidiary of the Parent, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
“Insurance Subsidiary” means any Subsidiary of the Parent the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable law of its jurisdiction of domicile.
“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “issued”, “issuing” and “issuance” have correlative meanings.
“Issuing Lender” means, with respect to any Letter of Credit, the Lenders who have issued such Letter of Credit.
“L/C Agent” means Lloyds, in such capacity.
“L/C Disbursement” means, with respect to any Letter of Credit, any payment made by an Issuing Lender pursuant thereto.
“Lender” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Letters of Credit.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Letter of Credit Notice therefor and any other applications, agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
“Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Ratable Share of the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all outstanding Reimbursement Obligations in respect of Letters of Credit at such time.
“Letter of Credit Fee” has the meaning assigned thereto in Section 2.10(c).
“Letter of Credit Notice” has the meaning assigned thereto in Section 2.1(b).
“Letters of Credit” means Letters of Credit issued pursuant to Section 2.1.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease obligation or other title retention agreement relating to such asset.
“Lloyds” means Lloyds Bank Corporate Markets PLC, a public limited company organized under the laws of England and Wales.
“Lloyds Agreement” means that certain standby letter of credit facility letter dated May 19, 2014 between the Account Party and Lloyds (as amended and modified by letter amendments dated May 27, 2014, May 18, 2015, May 19, 2016, May 17, 2017, May 16, 2018 and May 14, 2019).
“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Mandate Letter (solely with respect to the annual administrative agent fee described therein).
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Mandate Letter” means that certain Mandate Letter dated as of June 21, 2019 between the Account Party and Lloyds.
“Material Adverse Effect” means, with respect to Parent and its Subsidiaries, (a) a material adverse effect on the operations, business, properties or financial condition of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its payment and collateral obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Material Subsidiaries” means, collectively, each Subsidiary that is a Credit Party and each other Subsidiary that is a “significant subsidiary” as such term is defined in Regulation S-X.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Qualified Institution List” has the meaning assigned thereto in the definition of “NAIC Qualified Lender.”
“NAIC Qualified Lender” means, at any time, any Lender listed on the “NAIC List of Qualified U.S. Financial Institutions” maintained by the securities valuation office of the NAIC as issuers of letters of credit for which reinsurance reserve credit can be given (the “NAIC Qualified Institution List”) at such time and acting through the legal entity so listed.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” means, in respect of any Extension Request, any Lender that does not agree to such Extension Request in accordance with Section 2.2 on or before the date which is 60 days prior to the then applicable Specified Commitment Termination Date.
“Non-Extension Notice Date” has the meaning assigned thereto in Section 2.3.
“Non-NAIC Qualified Lender” means, at any time, any Lender that is not a NAIC Qualified Lender at such time.
“Notice of Non-Extension” has the meaning assigned thereto in Section 2.3.
“Obligations” means all principal of and interest (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable Debtor Relief Laws, whether or not the claim for such interest and fees is allowed in such proceeding) on the Reimbursement Obligations and all fees, expenses, indemnities, liabilities, financial accommodations, covenants, duties and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other Person entitled thereto, under this Agreement or any of the other Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Parent substantially in the form attached as Exhibit B.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7).
“Parent” means Watford Holdings Ltd., an exempted company with liability limited by shares incorporated under the laws of Bermuda.
“Parent Materials” has the meaning assigned thereto in Section 10.1(e)(i).
“Participant” has the meaning assigned thereto in Section 10.8(d).
“Participant Register” has the meaning assigned thereto in Section 10.8(d).
“Party” means a party to this Agreement.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.
“Permitted Liens” means the Liens permitted pursuant to Section 7.2.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension by such Person of any Indebtedness of such Person; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended, plus any accrued interest, premium, fees, expenses and other amounts incurred in connection therewith and the amount of any existing commitments unutilized thereunder.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan Assets Regulation” means the U.S. Department of Labor regulation at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Policies” means all insurance and annuity policies and contracts, guaranteed interest contracts, guaranteed investment contracts, and funding agreements, and similar undertakings or arrangements (including riders to any such policies or contracts, certificates issued with respect to life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Insurance Subsidiary and any coinsurance agreements entered into or to be entered into by any Insurance Subsidiary.
“Preference Shares” means the Parent's 8½% Cumulative Redeemable Preference Shares, par value $0.01 per share, listed on The Nasdaq Global Select Market as of the Closing Date.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Process Agent” has the meaning assigned thereto in Section 10.5(d).
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect or, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s outstanding Letter of Credit Exposure by the aggregate of all outstanding Letter of Credit Exposure as of any date of determination.
“Recipient” means (a) the Administrative Agent, and (b) any Lender or Issuing Lender, as applicable.
“Register” has the meaning assigned thereto in Section 10.8(c).
“Reimbursement Obligation” means the obligation of the Account Party to reimburse the applicable Issuing Lenders for any payment made by such Issuing Lenders under, or in respect of, any Letter of Credit, together with interest thereon payable as provided herein.
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned thereto in Section 9.6(b).

“Required Lenders” means, at any time, Lenders having Letter of Credit Exposures representing more than fifty percent (50%) of the aggregate Letter of Credit Exposures of all Lenders. The Letter of Credit Exposure of (i) any Defaulting Lender and (ii) any Lender that ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Confirming Lender Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Confirming Lender in accordance with Section 3.9), in each case, shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 9.6(a).
“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Credit Parties and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests.
“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw Hill Financial and any successor thereto.
“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions (including, but not limited to, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by, or otherwise the subject of any sanctions administered by, OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the Canadian government, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the Canadian government, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Parent or any of its Subsidiaries or Affiliates.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“Senior Notes” means the Parent's $175,000,000 Senior Notes due 2029, having a fixed-rate coupon of 6.50%.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Commitment Termination Date” means September 19, 2020 subject to any agreed extension of such date pursuant to Section 2.2.
“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Parent.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or would reasonably be expected to result in liability of any Credit Party: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a substantial cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041(c) of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC under Section 4042 of ERISA, or (e) the occurrence of any event that could lead to the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC under Section 4042 of ERISA, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan is considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA or the determination that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of any proceeding to terminate a Multiemployer Plan pursuant to section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate, or (l) the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, with respect to any Pension Plan, or (m) the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Benefit Plan, or (n) the failure of any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code to so qualify, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Code, or (o) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan.
“Threshold Amount” means as of any date of determination, the greater of (a) five percent (5%) of Consolidated Tangible Net Worth determined as of the last day of the most recently ended Fiscal Quarter, and (b) $50,000,000.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“United States” and “U.S.” means the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Parent and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Parent and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means:
(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b) in relation to any other applicable Bail-In Legislation:
(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii) any similar or analogous powers under that Bail-In Legislation; and
(c) in relation to any UK Bail-In Legislation:
(i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii) any similar or analogous powers under that UK Bail-In Legislation.
SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
SECTION 1.3 Accounting Terms.
(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either a Credit Party or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Credit Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Credit Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, in the event of an accounting change after the date hereof requiring leases to be capitalized, only those leases that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.4 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
LETTER OF CREDIT FACILITY
SECTION 2.1 Letters of Credit.
(a) General. At the request of the Account Party, each Lender agrees, on and subject to the terms and conditions of this Agreement, to issue Letters of Credit for the account of the Account Party in Dollars from time to time during the Availability Period. Each Letter of Credit shall be issued severally by all of the Lenders acting through the L/C Agent, at the time of issuance as a single multi-bank letter of credit, and shall be substantially in the form of Exhibit A-2 with such changes therein as the L/C Agent (in consultation with the Account Party) determines are acceptable to it and not adverse to the interests of the Lenders in any material respect.
(b) Notice of Issuance. To request the issuance of a Letter of Credit, the Account Party shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been reasonably approved by the L/C Agent; provided that the L/C Agent hereby approves such electronic communication delivered by email) to the L/C Agent and the Administrative Agent (which shall promptly notify the Lenders) not later than 11:00 a.m. two (2) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the L/C Agent, including any request for the issuance of a Letter of Credit on the Closing Date, subject to approval by the L/C Agent) a letter of credit notice substantially in the form of Exhibit A-1 (with such changes as the L/C Agent shall reasonably deem appropriate) or other electronic notice reasonably acceptable to the L/C Agent (a “Letter of Credit Notice”) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (A) the date of issuance (which shall be a Business Day), (B) the date on which such Letter of Credit is to expire (which shall comply with Section 2.3), (C) the Stated Amount of such Letter of Credit (it being agreed that all Letters of Credit shall be issued in Dollars), (D) the name and address of the beneficiary thereof, and (E) such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Letter of Credit, it being understood and agreed that Letters of Credit may be extended and renewed in accordance with Section 2.3. It is the intention of the parties to this Agreement that Letters of Credit issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Letters of Credit as permissible collateral under applicable law and, subject to the terms and conditions of this Agreement, the Issuing Lenders agree to issue such Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Notice or other Letter of Credit Document submitted by the Account Party to, or entered into by the Account Party with, the L/C Agent relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c) Obligation of Lenders. The obligation of any Issuing Lender under any Letter of Credit shall be several and not joint and shall be in an amount equal to such Issuing Lender’s Ratable Share of the aggregate Stated Amount of such Letter of Credit at the time such Letter of Credit is issued (subject to any amendments to such Letter of Credit expressly permitted hereunder) and each Letter of Credit shall expressly so provide. Absent the prior written consent of each Issuing Lender, no Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Issuing Lenders thereunder as provided in this Section 2.1(c). The failure of any Issuing Lender to make any L/C

Disbursement in respect of any Letter of Credit on any date shall not relieve any other Issuing Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Issuing Lender shall be responsible for the failure of any other Issuing Lender to make its L/C Disbursement in respect of any Letter of Credit. Concurrently with or promptly following any change in Commitments pursuant to Section 10.8 (to the extent agreed to between the assigning Lender and the assignee) or any other event or circumstance resulting in a change in the Ratable Shares of the Lenders, the L/C Agent shall amend or replace each outstanding Letter of Credit to reflect the new Ratable Shares of the applicable Issuing Lenders. Until a Letter of Credit has been so amended or replaced, the Issuing Lenders (both before and after giving effect to the change in Ratable Shares) shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Letter of Credit (including each drawing made thereunder and the obligations of the Account Party under this Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Ratable Shares.
(d) Issuance Administration. Each Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of, and as attorney-in-fact for, each Issuing Lender, and the L/C Agent shall act under each Letter of Credit, and each Letter of Credit shall expressly provide that the L/C Agent shall act, as the agent of each such Issuing Lender to (i) execute and deliver such Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Letter of Credit, (iv) notify such Issuing Lender and the Account Party that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Letter of Credit (other than in its capacity as an Issuing Lender), and each Letter of Credit shall expressly so provide. Each Issuing Lender hereby irrevocably appoints and designates the L/C Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Issuing Lender each Letter of Credit to be issued by such Issuing Lender hereunder and to take such other actions contemplated by this Section 2.1(d). Promptly upon the request of the L/C Agent, each Issuing Lender will furnish to the L/C Agent such additional powers of attorney or other evidence as any beneficiary of any Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act as attorney-in-fact for such Issuing Lender to execute and deliver such Letter of Credit.
(e) Disbursement Procedures. The L/C Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Letter of Credit), examine all documents purporting to represent a demand for payment under a Letter of Credit. The L/C Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Lender and the Account Party by telephone (confirmed by facsimile or email) of such demand for payment. With respect to any demand for payment made under a Letter of Credit which the L/C Agent has informed the applicable Issuing Lenders is valid, each such Issuing Lender will promptly make a L/C Disbursement in respect of such Letter of Credit in accordance with the amount of its liability under such Letter of Credit and this Agreement, and such L/C Disbursement is to be made to the account of the L/C Agent most recently designated by it for such purpose by notice to the Issuing Lenders. The L/C Agent will make such L/C Disbursement available to the beneficiary of such Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Lender in respect of any Letter of Credit, the L/C Agent will notify the Account Party of such L/C Disbursement.
(f) Reimbursement. The Account Party agrees that it shall reimburse the applicable Issuing Lenders in respect of any L/C Disbursement made under the Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the amount of such L/C Disbursement, with interest payable thereon as provided in Section 2.5, no later than 2:00 p.m., New York time, on the first Business Day after the date of the L/C Disbursement. The Account Party’s obligation to reimburse the Issuing Lenders with respect to the Reimbursement Obligations shall be absolute and unconditional and subject to the provisions of Section 3.1.
SECTION 2.2 Extension Requests.
No earlier than 120 days and no later than 90 days prior to the Specified Commitment Termination Date, the Account Party shall have the ability to request a 364-day extension (an “Extension Request”) of the then applicable Specified Commitment Termination Date by delivering a copy of such Extension Request to the Administrative Agent, the L/C Agent, each Issuing Lender and each Lender. If the Account Party makes an Extension Request, each Issuing Lender and Lender shall have the option, in its sole discretion, to accept such Extension Request. Each Issuing Lender and Lender hereby agrees to deliver written notice of its decision to accept or decline such Extension Request to the Account Party on or before the date which is 60 days prior to the Specified Commitment Termination Date. If each Issuing Lender and Lender either (i) delivers written notice to each of the other parties hereto confirming its acceptance of such Extension Request on or before the date which is 60 days prior to such Specified Commitment Termination Date, or (ii) in the case of any Non-Extending Lender, is replaced in accordance with Section 3.7(b), then the then applicable Specified Commitment Termination Date shall be extended by 364 days subject to satisfaction of the following conditions:
(a) if applicable, the Account Party shall have paid an extension fee to the Administrative Agent for the benefit of the Lenders;
(b) the Administrative Agent shall have received a certificate from a Responsible Officer of Parent to the effect that (i) no Event of Default or Default has occurred and is continuing on the date on which the Account Party made such Extension Request or on the date of such extension, and (ii) each of the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty are true and correct in all respects, on and as of the date of such extension with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); and
(c) the Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to such extension.
SECTION 2.3 Expiry Date of Letters of Credit. Each Letter of Credit shall expire at or prior to the earlier of (a) the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after the date of such extension), or (b) the Final Maturity Date; provided, however, if the Account Party so requests in any applicable Letter of Credit Notice, the L/C Agent agrees to issue a Letter of Credit that provides for the automatic extension for a successive period of one year (but not beyond the Final Maturity Date) (each, an “Evergreen Letter of Credit”) unless and until the L/C Agent shall have delivered prior written notice of non-extension to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than the date (the “Non-Extension Notice Date”) to be agreed upon by the Account Party and the L/C Agent at the time such Letter of Credit is issued. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Agent to permit the extension of such Letter of Credit at any time to an expiry date not later than the Final Maturity Date; provided, however, that the L/C Agent shall not permit any such extension, nor shall it be required to extend such Letter of Credit, if (x) the L/C Agent has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof (by reason of the provisions of Section 4.2), (y) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Lenders or the Account Party that one or more of the applicable conditions specified in Section 4.2 is not then satisfied or (z) the Commitment Termination Date has occurred.
SECTION 2.4 Obligations Absolute.
(a) The Reimbursement Obligations of the Account Party with respect to a L/C Disbursement under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:
(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any other agreement or instrument relating thereto;
(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Account Party in respect of any Loan Document or any other amendment or waiver of or any consent to departure from all or any of the Loan Documents;
(iii) the existence of any claim, set-off, defense or other right that the Account Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Lender, the Administrative Agent, the L/C Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Loan Document or any unrelated transaction;
(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations; or
(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor, other than as may be expressly set forth in this Agreement.
(b) None of the Administrative Agent, the L/C Agent, any Issuing Lender or any Lender, or any of their Related Parties, shall have any liability or responsibility to any Credit Party by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the L/C Agent from liability to the Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Account Party to the extent permitted by applicable law) suffered by the Account Party that are caused by the gross negligence or willful misconduct of the L/C Agent (as determined by a court of competent jurisdiction by a final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the L/C Agent of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the L/C Agent on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the L/C Agent.
SECTION 2.5 Interest.
(a) Interest Unless the Account Party reimburses each L/C Disbursement made in respect of Letters of Credit in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the Base Rate plus an additional 2% per annum, payable on demand.
(b)  Default Rate. Subject to Section 8.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(h) or Section 8.1(i), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, all outstanding Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to the Base Rate plus two percent (2%) and all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest and fees shall continue to accrue on the Obligations after the filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c) Interest Computation. All computations of interest with respect to the Base Rate when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Account Party any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Account Party not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Account Party under Applicable Law.
SECTION 2.6 Cash Collateralization of Letters of Credit.
(a) If (A) as of the Cash Collateral Date, any Letter of Credit may for any reason remain outstanding, (B) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Account Party to Cash Collateralize the aggregate Letter of Credit Exposure pursuant to Section 8.2(b), or (C) the aggregate Letter of Credit Exposure for all Lenders at any time exceeds the aggregate Commitments (without giving effect to the termination thereof pursuant to clause (a) of the definition of Commitment Termination Date), then in each case, the Account Party shall deliver to the Administrative Agent as Cash Collateral an amount of cash in Dollars equal to 100% of the aggregate Stated Amount of all Letters of Credit outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder); provided that in the case of clause (C) above, the Account Party shall only be required to deliver an amount of Cash Collateral equal to the amount by which the aggregate Letter of Credit Exposure exceeds the aggregate Commitments. The Administrative Agent shall deposit such cash in a special collateral account of the Account Party pursuant to arrangements satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders. If at any time the Administrative Agent shall determine that the Cash Collateral exceeds the amount required hereunder, the Administrative Agent shall promptly, and in any event within two (2) Business Days following such determination, release such excess Cash Collateral to the Account Party.
(b) The Account Party hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of the Account Party, and for application to its aggregate Obligations, as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Issuing Lenders and the Account Party shall have no interest therein except as set forth in Section 2.6(c). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Account Party (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.
(c) In the event of a drawing, and subsequent payment by any Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit and the reimbursement in full of the Issuing Lenders for all of their respective obligations thereunder (other than contingent obligations for which no claim has been made) shall be held by the Administrative Agent, for the benefit of the Account Party, to be applied against the Obligations of the Account Party in such order and manner as the Administrative Agent may direct. If the Account Party is required to provide cash collateral pursuant hereto, such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to the Account Party, provided that after giving effect to such return (i) the aggregate Letter of Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Account Party is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Account Party within two (2) Business Days after all Events of Default have been cured or waived.
SECTION 2.7 Use of Letters of Credit. The Letters of Credit shall be available for, and the Account Party agrees that it shall use its Letters of Credit to support, its insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it is a party and similar risk obligations.
SECTION 2.8 The L/C Agent. The L/C Agent shall act on behalf of the Lenders with respect to any Letters of Credit issued or administered by it and the documents associated therewith, and the L/C Agent shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered in connection with Letters of Credit issued or proposed to be issued by it or administered by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Agent.
SECTION 2.9 Permanent Reduction of the Commitments. The Account Party shall have the right at any time and from time to time, upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitments at any time or (ii) portions of the Commitments, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Ratable Share. All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination. If the aggregate amount of all outstanding Letter of Credit Exposure exceeds the aggregate Commitment as so reduced, the Account Party shall be required to deposit cash collateral in Dollars in a Cash Collateral Account in accordance with Section 2.6 in the amount of such excess.
SECTION 2.10 Fees. The Credit Parties agree to pay the following amounts:
(a) The Account Party agrees to pay the fees required under the Mandate Letter when due and payable as required by the terms thereof;
(b) The Account Party agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (a “Commitment Fee”), for each calendar quarter (or portion thereof) at a per annum rate equal to 0.30% on such Lender’s Ratable Share of the average daily aggregate unused portion of the Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date and (ii) on the Commitment Termination Date;
(c) The Account Party agrees to pay to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued and outstanding during such quarter, at a per annum rate equal to 1.75% on such Lender’s Ratable Share of the average daily aggregate Stated Amount of such Letters of

Credit; provided that such rate shall be reduced from 1.75% to 0.20% during any period in which all Letters of Credit have been Cash Collateralized in accordance with the terms hereof or otherwise backstopped in a manner and on terms satisfactory to the Administrative Agent. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date through the Final Maturity Date, (ii) on the Final Maturity Date and (iii) on the Final Expiry Date;
(d) The Account Party agrees to pay to the Administrative Agent, for its own account, the annual administrative fee described in the Mandate Letter, on the terms, in the amount and at the times set forth therein; and
(e) The Account Party agrees to pay to the L/C Agent such reasonable fees and expenses as the L/C Agent customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.
ARTICLE III
GENERAL LOAN PROVISIONS
SECTION 3.1 Manner of Payment; Recovery of Payments.
(a) Each payment by the Account Party on account of the principal of or interest on the Reimbursement Obligations or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made, subject to Section 3.6, without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Ratable Share of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 3.5, Section 3.6 or Section 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender. If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Account Party to such Defaulting Lender hereunder shall be applied in accordance with Section 3.8(a)(ii).
(b) The Credit Parties agree that to the extent any Credit Party makes a payment or payments to or for the account of the Administrative Agent, any Lender or any Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(c) If any amounts distributed by the Administrative Agent to any Lender or any Issuing Lender are subsequently returned or repaid by the Administrative Agent to the applicable Credit Party, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or such Issuing Lender, or pursuant to applicable law, such Lender or such Issuing Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from such Credit Party, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Issuing Lenders on the same basis as such amounts were originally distributed.
SECTION 3.2 Evidence of Indebtedness.
(a) Letters of Credit. The Letters of Credit issued by each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Issuing Lender shall be conclusive, absent manifest error, of the Letters of Credit issued by the applicable Issuing Lenders and the fees thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Account Party hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 3.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such obligations (other than pursuant to Section 3.5, Section 3.6 or Section 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in such obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts owing them; provided that:
(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(b) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Credit Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.6 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its interests in Letters of Credit to any assignee or participant, other than to any Credit Party or any of their Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 3.4 Illegality. If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Account Party, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Letter of Credit shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Credit Parties shall, (A) Cash Collateralize that Person’s participation in such Letters of Credit or other applicable Obligations in accordance with Section 2.6 occurring after the Administrative Agent has notified the Account Party or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
SECTION 3.5 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Account Party shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender or the Lenders, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Account Party shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitment under current Applicable Laws, regulations and regulatory guidelines. In the event the Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the period to which it relates) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.
(c) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Account Party, shall be conclusive absent manifest error. The Account Party shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Account Party shall not be required to compensate any Lender or any Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Account Party of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 3.6 Taxes.
(a) Defined Terms. For purposes of this Section 3.6, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon becoming aware that it must make a deduction or withholding of any Tax pursuant to this Section 3.6(b) that requires an increased sum payable by a Credit Party or is otherwise an Indemnified Tax, the applicable Withholding Agent shall promptly notify the Credit Parties and the Administrative Agent.
(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Account Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.6, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g) Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Account Party and the Administrative Agent, at the time or times reasonably requested by the Account Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Account Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Account Party or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Account Party or the Administrative Agent as will enable the Account Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (A) would subject such Lender to any material unreimbursed cost or expense or (B) would materially prejudice the legal or commercial position of such Lender.
(ii) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Account Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Account Party or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Account Party or the Administrative Agent as may be necessary for the Account Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Account Party and the Administrative Agent in writing of its legal inability to do so.
(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 3.7 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.5, or requires the Account Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall, at the request of the Account Party, use reasonable efforts to designate a different Lending Office for funding hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.5 or Section 3.6, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Account Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.5, or if the Account Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender, a Non-Extending Lender or a Non-Consenting Lender or ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Confirming Lender Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Confirming Lender in accordance with Section 3.9), then the Account Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.5 or Section 3.6) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(i) the Account Party shall have paid or cause to be paid to the Administrative Agent the assignment fee (if any) specified in Section 10.8;
(ii) such Lender shall have received payment of an amount equal to accrued interest on all Letters of Credit, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Account Party;
(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments thereafter;
(iv) such assignment does not conflict with Applicable Law;

(v) in the case of any assignment resulting from a Lender becoming a Non-Extending Lender, (x) the applicable assignee shall have consented to the applicable Extension Request, and (y) the Non-Extending Lender and such assignee shall have executed and delivered an Assignment and Assumption to the Administrative Agent in respect of all of the Non-Extending Lender's rights and obligations as a Lender and Issuing Lender under the Loan Documents, in each case on or before the date which is 30 days prior to the then applicable Specified Commitment Termination Date (it being understood and agreed, however, that the effective date of such Assignment and Assumption as specified therein may be any Business Day on or before such Specified Commitment Termination Date); and
(vi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Account Party to require such assignment and delegation cease to apply.
Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.
(c) Selection of Lending Office. Subject to Section 3.7(a), each Lender may issue Letters of Credit through any Lending Office, provided that the exercise of this option shall not affect the Reimbursement Obligations of the Account Party under the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 3.8 Defaulting Lenders.
(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2.
(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if so determined by the Administrative Agent and the Account Party, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Letters of Credit under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Credit Parties as a result of any judgment of a court of competent jurisdiction obtained by the Credit Parties against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Account Party shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b) Defaulting Lender Cure. If the Account Party, the Administrative Agent and the L/C Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Account Party while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 3.9 Provisions Relating to NAIC Qualified Lenders.
(a) Each Lender represents that on the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement), it is a NAIC Qualified Lender. Each Lender agrees to use commercially reasonable efforts in order to, at all times, (i) be listed on the NAIC Qualified Institution List or (ii) if such Lender ceases to be listed on the NAIC Qualified Institution List, maintain in effect a Confirming Lender Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Confirming Lender for such Lender in respect of its obligations under the Letters of Credit (which Person, prior to entering in such Confirming Lender Agreement, shall be subject to the prior written consent of each of the Account Party and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld). If any Lender shall enter into a Confirming Lender Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Account Party and the Administrative Agent. In connection with the execution or termination of any Confirming Lender Agreement, the L/C Agent is authorized to amend or replace each outstanding Letter of Credit to add or remove the applicable Lender and Confirming Lender, as the case may be. Each Lender shall promptly provide evidence to the Administrative Agent or the Account Party of such Lender’s compliance with the requirements of this Section 3.9 upon request by the Administrative Agent or the Account Party.
(b) If at any time any Lender shall cease to be a NAIC Qualified Lender, such Lender shall promptly notify the Account Party and the Administrative Agent and forthwith comply with its obligations under this Section 3.9.
(c) No Non-NAIC Qualified Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Non-NAIC Qualified Lender (and the Account Party shall not be required to pay any such fee that otherwise would have been required to have been paid to that Non-NAIC Qualified Lender), in each case unless such Lender has in effect a Confirming Lender Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Confirming Lender in accordance with this Section 3.9.
ARTICLE IV

CONDITIONS OF CLOSING AND ISSUANCE
SECTION 4.1 Conditions to Closing and Initial Issuances of Letters of Credit. The obligation of the Lenders to close this Agreement and the obligation of the Issuing Lenders to issue any Letters of Credit on the Closing Date is subject to the satisfaction of each of the following conditions:
(a) Executed Loan Documents. This Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect.
(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i) Officer’s Certificate. A certificate from a Responsible Officer of Parent to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2018, no event has occurred or condition arisen, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2 as of the Closing Date.
(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer or other authorized signatory of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of the constitutional documents, including but not limited to, (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bye-laws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii) required to be satisfied as of the Closing Date.
(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, including certificates of compliance from the Insurance Regulatory Authority, as applicable, and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.
(iv) Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request.

(v) Process Agent. Evidence that the Process Agent has irrevocably accepted its appointment as process agent for the Credit Parties.
(c) Lien Search. The Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory to the Administrative Agent, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).
(d) Consents; Defaults.
(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that would reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent would reasonably be expected to have such effect.
(ii) No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(e) Payment at Closing. The Credit Parties shall have paid (i) to the Arrangers and the Administrative Agent, the fees required under the Mandate Letter to be paid on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Mandate Letter, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent, the L/C Agent, the Issuing Lenders and the Lenders required hereunder or under any other Loan Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby.
(f) Miscellaneous.
(i) PATRIOT Act, etc. At least three (3) Business Days prior to the Closing Date, the Credit Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information reasonably requested by the Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations to the extent requested in writing to the Account Party at least ten (10) Business Days prior to the Closing Date.
(ii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.2 Conditions Precedent to the Issuance of Letters of Credit. The obligation of the Issuing Lenders to issue Letters of Credit (including any Letters of Credit issued on the Closing Date) is subject to the satisfaction of each of the following conditions:
(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such issuance with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the issuance date with respect to such Letter of Credit or after giving effect to the issuance of such Letter of Credit on such date.
(c) Notice. The Administrative Agent shall have received a Letter of Credit Notice from the Account Party as required hereunder.
(d) Miscellaneous. In addition to the foregoing, each Issuing Lender shall be under no obligation to issue any Letter of Credit (and the L/C Agent shall not Issue any Letter of Credit on behalf of the Issuing Lenders) if:
(i) any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over such Issuing Lender shall by its terms enjoin or restrain the issuance of such Letter of Credit or any law applicable to such Issuing Lender, the Administrative Agent or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which such Issuing Lender in good faith deems material to it;
(ii) the L/C Agent shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;
(iii) the Administrative Agent has received written notice from the L/C Agent or the Required Lenders, as the case may be, or from the Account Party, on or prior to the Business Day prior to the requested date of the issuance of such Letter of Credit, that one or more of the applicable conditions under this Section 4.2 is not then satisfied;
(iv) the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless the Required Lenders have approved such expiry date;
(v) the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;
(vi) such Letter of Credit is not substantially in form and substance reasonably acceptable to the L/C Agent (acting on behalf of the Issuing Lenders);
(vii) such Letter of Credit is denominated in a currency other than Dollars;
(viii) immediately after giving effect thereto, either (A) any Lender’s Letter of Credit Exposure would exceed such Lender’s Commitment at such time, or (B) the aggregate Letter of Credit Exposure of the Lenders would exceed the aggregate Commitments of all Lenders at such time; or
(ix) any Lender is a Non-NAIC Qualified Lender at such time (unless such Lender has in effect a Confirming Lender Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Confirming Lender in accordance with Section 3.9).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Issuing Lenders to issue Letters of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent, the Issuing Lenders and the Lenders, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:
SECTION 5.1 Organization; Power; Qualification. Each Credit Party and each Material Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization, except in in the case of (b) and (c) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.2 Subsidiaries. Each Subsidiary of each Credit Party as of the Closing Date, and the percentage ownership of each owner in such Subsidiary, is listed on Schedule 5.2.
SECTION 5.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4 Compliance of Agreement, Loan Documents and Letters of Credit with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Letters of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation would reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bye-laws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.5 Compliance with Law; Governmental Approvals. Each Credit Party and each Material Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened in writing attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.6 Tax Returns and Payments; Tax Status. Each Credit Party and each Material Subsidiary thereof has timely filed all federal, state, provincial, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Credit Parties, there is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof the outcome of which would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties is a U.S. Person.
SECTION 5.7 Intellectual Property Matters. Each Credit Party and each Material Subsidiary thereof owns or possesses legal rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which taken as a whole are reasonably necessary to conduct its business where the failure to own or possess such legal rights would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.8 Environmental Matters. Each of the Credit Parties and its Subsidiaries is in compliance with existing Environmental Laws and there are no pending environmental claims alleging potential liability or responsibility for any violation of any Environmental Law on their respective businesses, operations and properties, in each case that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 5.9 Employee Benefit Matters.
(a) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(b) No Termination Event has occurred or is reasonably expected to occur except for such events that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c) No assets of any Credit Party are “plan assets” as within the meaning of the Plan Assets Regulation or similar law.
SECTION 5.10 Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation T, U or X of such Board of Governors.
SECTION 5.11 Government Regulation. No Credit Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
SECTION 5.12 Financial Statements.
(a) The Account Party has heretofore furnished to the Administrative Agent and Lenders copies of (i) the audited consolidated balance sheets of the Parent and its Subsidiaries for the Fiscal Years ending December 31, 2017 and December 31, 2018 and the related statements of income, shareholders’ equity and cash flows for the Fiscal Years then ended, together with the opinion of PricewaterhouseCoopers Ltd. thereon, prepared in accordance with GAAP, (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the last day of the Fiscal Quarter ending June 30, 2019, and the related statements of income, shareholders’ equity and cash flows for the partial period then ended, prepared in accordance with GAAP, subject to the absence of notes required by GAAP and normal year-end adjustments, and (iii) the audited balance sheet of the Account Party for the Fiscal Years ending December 31, 2017 and December 31, 2018 and the related statements of income, shareholders’ equity and cash flows for the Fiscal Years then ended, together with the opinion of PricewaterhouseCoopers Ltd. thereon, prepared in accordance with GAAP.
(b) The financial statements described in clause (a) above present fairly in all material respects the financial condition of the Parent and its Subsidiaries on a consolidated basis and the Account Party, and the results of their operations and their cash flows, as of the dates and for the periods indicated.
SECTION 5.13 No Material Adverse Change. Since December 31, 2018 (a) there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of Parent and its Subsidiaries (taken as a whole) and (b) no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.
SECTION 5.14 Solvency. The Credit Parties taken together are Solvent.

SECTION 5.15 Ownership of Properties. Each Credit Party and each Material Subsidiary thereof (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets necessary or used in the ordinary course of its business, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.16 Insurance Licenses. Each Insurance Subsidiary holds licenses (including licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations in all jurisdictions necessary to transact its insurance and reinsurance business (collectively, the “Licenses”), except where the failure to hold such License would not reasonably be expected to have a Material Adverse Effect. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.17 Litigation. There are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.
SECTION 5.18 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a) None of (i) the Parent, the Account Party, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Parent, the Account Party, or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Parent, the Account Party or any Subsidiary, any agent or representative of the Parent, the Account Party or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is owned or controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b) Each of the Parent and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
(c) Each of the Parent and its Subsidiaries, each director, officer, and to the knowledge of the Parent, employee, agent and Affiliate of the Parent and each such Subsidiary, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions in all material respects.
(d) No proceeds of any Letters of Credit have been used, directly or indirectly, by the Parent or any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.12(b).
SECTION 5.19 Disclosure. No financial statement, material report, material certificate or other material factual information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Material Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially vary from such projections).
ARTICLE VI
AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
SECTION 6.1 Financial Statements. Subject to the final paragraph of Section 6.2, deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a) Annual Financial Statements. As soon as practicable and in any event within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2019), (i) an audited consolidated balance sheet of Parent and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows including the notes thereto and (ii) an audited consolidated balance sheet of the Account Party as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by PricewaterhouseCoopers Ltd. or an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by Parent, the Account Party or any of their respective Subsidiaries not in accordance with GAAP.
(b) Quarterly Financial Statements. As soon as practicable and in any event within 60 days after the end of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended September 30, 2019), an unaudited consolidated balance sheet of Parent and its Subsidiaries as of the close of such Fiscal Quarter and unaudited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition of the Parent and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of Parent and its Subsidiaries on a consolidated basis for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c) Monthly Investment Statement. As soon as practicable and in any event within 45 days after the end of each calendar month (commencing with the calendar month ended September 30, 2019), a reasonably detailed, internally-compiled investment statement of the Account Party as of the last day of such month.
SECTION 6.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a) at each time financial statements are delivered pursuant to Section 6.1(a), (b) or (c), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent;
(b) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and
(c) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 6.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Parent's or the Account Party's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Account Party shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents.
SECTION 6.3 Notice of Litigation and Other Matters. Promptly notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a) the occurrence of any Default or Event of Default;
(b) the commencement of all proceedings and investigations by or before any Governmental Authority and/or Insurance Regulatory Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;
(c) any attachment, judgment, lien, levy or order exceeding the Threshold Amount (other than Permitted Liens) that has been assessed against any Credit Party or any Subsidiary thereof;
(d)  (i) any adverse determination from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Parent obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, in each case, that would reasonably be expected to result in a Material Adverse Effect; and
(e) any announcement by A.M. Best of any change in the Financial Strength Rating of the Account Party.
Each notice pursuant to Section 6.3(a) shall be accompanied by a statement of a Responsible Officer of the Parent or Account Party setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 6.4 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 7.4 and Section 7.5, (i) preserve and maintain the separate corporate existence or equivalent form of the Parent, Account Party and Material Subsidiaries and (ii) preserve and maintain the separate corporate existence or equivalent form of each other Subsidiary and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business, except in each case of this clause (ii), to the extent the failure to so preserve and maintain such existence, rights, franchises, licenses, privileges and qualifications would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.5 Maintenance of Property and Licenses.
(a) Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.
(b) Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained in the same general area by companies of established repute engaged in similar businesses and as may be required by Applicable Law, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.7 Payment of Taxes and Other Obligations. Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property; provided, that the Parent or such Subsidiary may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP, except where the failure to pay or perform such items described in this Section would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.8 Compliance with Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.9 Environmental Laws. In addition to and without limiting the generality of Section 6.8, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, in each case, except where such failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.10 Compliance with ERISA. In addition to and without limiting the generality of Section 6.8, (a) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
SECTION 6.11 Maintenance of Books and Records; Inspection. Each Credit Party shall, and shall cause each of their respective Material Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Parent, the independent public accountants of the Credit Parties and their Material Subsidiaries (and by this provision the Credit Parties authorize such accountants to discuss the finances and affairs of the Credit Parties and their Material Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that except during the continuance of an Event of Default the Administrative Agent shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.
SECTION 6.12 Use of Proceeds.
(a) The Account Party shall use the Letter of Credit Facility to support its insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it is a party and similar risk obligations.
(b) The Account Party will not, directly or indirectly, use the proceeds of any Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any other manner that would result in a violation of Sanctions by any Person.

SECTION 6.13 Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Credit Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
SECTION 6.14 Further Assurances. Execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents.
ARTICLE VII
NEGATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired, the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:
SECTION 7.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a) the Obligations;
(b) the guarantees provided by the Guarantors pursuant to Article XI;
(c) (i) Indebtedness under the Bank of America Agreement in an aggregate principal amount (including undrawn committed or available amounts) not to exceed $1,000,000,000, (ii) Indebtedness under the Lloyds Agreement in an aggregate principal amount (including undrawn committed or available amounts) not to exceed $150,000,000, (iii) Indebtedness under the Custodian Agreement and the CSI Master Agreement incurred in accordance with the respective terms thereof, in each case as such agreements are in effect as of the Closing Date, (iv) other custodian agreements entered into by the Credit Parties or their Subsidiaries in the ordinary course of business consistent with past practices; and (v) Indebtedness under the Senior Notes; provided that the aggregate principal amount of the Senior Notes shall not exceed $175,000,000 at any time, and in each case, any Permitted Refinancing thereof;
(d) intercompany Indebtedness:
(i) owed by any Credit Party to another Credit Party;
(ii) owed by any Credit Party to any Wholly-Owned Subsidiary that is not a Credit Party (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent); and
(iii) owed by any Subsidiary that is not a Credit Party to a Credit Party or to another Subsidiary that is not a Credit Party;
(e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(f) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(g) Indebtedness of the Parent existing on the Closing Date in respect of the Preference Shares and any Permitted Refinancing thereof;
(h) Indebtedness owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(i) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, and (ii) no Credit Party or any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;
(j) Additional Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; and
(k) guarantees (A) by any Credit Party of Indebtedness otherwise permitted under this Section 7.1 and (B) by any Subsidiary that is not a Credit Party of Indebtedness permitted under Section 7.1(i).
SECTION 7.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a) Liens on Cash Collateral granted pursuant to the Loan Documents;
(b) Liens granted by any Credit Party in favor of a custodian or sub-custodian in respect of the payment of such Credit Party's fees, costs and/or expenses, or its right to be indemnified, pursuant to the terms of a custody agreement or sub-custodian agreement under which any of the assets of such Credit Party are held;
(c) Liens granted as security for the Indebtedness under the Existing Agreements, including any such Liens granted after the date hereof to the extent such Liens are permitted under the terms of the Existing Agreements as in effect on the date hereof;
(d) Liens arising under custodian agreements permitted by Section 7.1(c)(iv);
(e) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(f) Liens arising by virtue of trust arrangements, withheld balances, administrative accounts, or any other collateral or security arrangements incurred in connection with any Policies, Reinsurance Agreements or related agreements in the ordinary course of business or capital support agreements or any other agreements by the Credit Parties in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by the Credit Parties guaranteeing the obligations of any Insurance Subsidiary under any Policies or Reinsurance Agreements in each case entered into in the ordinary course of business;
(g) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries;
(h) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(i) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially impair the use thereof in the ordinary conduct of business;
(j) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Parent and its Subsidiaries;
(k) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l) or securing appeal or other surety bonds relating to such judgments;
(l) (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired and (ii) of the Parent or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Parent or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Parent or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 7.1(i) of this Agreement);
(m) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Parent or any Subsidiary thereof;
(n) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(o) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not

(i) interfere in any material respect with the business of Parent or its Subsidiaries or (ii) secure any Indebtedness; and
(p) Liens securing Indebtedness and other obligations in an aggregate amount not exceeding $50,000,000 at any time outstanding.
SECTION 7.3 Investments. Make any Investment, except:
(a) Investments (other than Acquisitions) made in accordance with the investment policy approved by the board of directors of the Parent from time to time;
(b) Investments in existence on the Closing Date set forth on Schedule 7.3;
(c) Investments (including intercompany loans made by a Credit Party pursuant to Section 7.1(d)) by the Parent in any Subsidiary or any Subsidiary in another Subsidiary;
(d) Investments in cash and Cash Equivalents;
(e) Investments by the Parent or any of its Subsidiaries consisting of capital expenditures;
(f) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;
(g) Hedge Agreements permitted pursuant to Section 7.1;
(h) purchases of assets and investments in connection with Policies in the ordinary course of business;
(i) Investments consisting of Acquisitions consistent with Section 7.10; provided, that immediately prior and after giving effect to each such Acquisition, (i) no Event of Default shall have occurred and be continuing; (ii) such Acquisition has been duly authorized by (A) the board of directors of the Parent (to the extent such approval is required by the Parent’s constituent documents) and (B) such Person to be acquired prior to the commencement of any tender offer, proxy contest or the like in respect thereof, if applicable, and (iii) such Acquisition would not reasonably be expected to result in the Financial Strength Rating of the Account Party to fall below A-; and
(j) Investments in the form of Restricted Payments permitted pursuant to Section 7.6.
SECTION 7.4 Fundamental Changes. Except as permitted under Section 7.5, merge, amalgamate consolidate or enter into any similar combination (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that (i) any Credit Party or any Subsidiary may merge into or consolidate with any other Person so long as (a) the surviving corporation is a Credit Party or a Wholly Owned Subsidiary of a Credit Party (and in any event, if a Credit Party is a party to such merger, amalgamation or consolidation, the surviving corporation shall be such Credit Party, it being understood and agreed that in the case of a merger, amalgamation or consolidation between the Parent and any other Credit Party, the survivor corporation of such merger, amalgamation or consolidation shall be the Parent), and (b) immediately before and after giving effect thereto, no Default or Event of Default would occur or exist and (ii) any Subsidiary may liquidate, wind up or dissolve if such Subsidiary owns no more than a nominal amount of assets, has no more than a nominal amount of liabilities and does not actively conduct, transact or otherwise engage in any business or operations.

SECTION 7.5 Asset Dispositions. Make any Asset Disposition except:
(a) any Asset Disposition in the ordinary course of business;
(b) the transfer of assets to any Credit Party pursuant to any transaction permitted pursuant to Sections 7.3, 7.4 or 7.6;
(c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(d) the transfer of cash by the Account Party to any Insurance Subsidiaries to support increased underwritings; provided that the aggregate amount transferred to all Insurance Subsidiaries does not exceed $50,000,000 in any consecutive four-Fiscal Quarter period;
(e) dispositions of Investments in cash and Cash Equivalents;
(f) the transfer by any Credit Party of its assets to any other Credit Party;
(g) the transfer by any Subsidiary of the Parent of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer);
(h) the transfer by any Wholly-Owned Subsidiary of the Parent (other than the Account Party) of its assets to another Wholly-Owned Subsidiary of the Parent (other than the Account Party) or the transfer by the Account Party of any Wholly-Owned Subsidiary to the Parent;
(i) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Parent or any of its Subsidiaries;
(j) any Asset Disposition described on Schedule 7.5.
(k) Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such Asset Disposition, and (ii) such Asset Disposition is made for fair market value.
SECTION 7.6 Restricted Payments. Declare or pay any Restricted Payments; provided that:
(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent may (i) declare and pay cash dividends to the holders of its Equity Interests in accordance with the Parent's existing dividend policy as in effect on the Closing Date and in such amounts as required to service interest under the Senior Notes, and (ii) repurchase from time to time up to $75,000,000 of its outstanding common shares on the open market or in privately negotiated transactions in accordance with the Parent's existing share repurchase program as in effect on the Closing Date;
(b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent may in the ordinary course of business redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant;
(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Account Party may in the ordinary course of business declare and pay quarterly cash dividends to the Parent in accordance with the Account Party's existing dividend policy as in effect on the Closing Date and in accordance with Applicable Law; provided that the aggregate amount of such dividends in any consecutive four-Fiscal Quarter period shall not exceed $50,000,000; and
(d) any Subsidiary of the Account Party may declare and pay dividends to the Account Party or to a Wholly-Owned Subsidiary of the Account Party.
SECTION 7.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any direct or indirect holder of 10% or more Equity Interests in, or other Affiliate of, the Parent, the Account Party or any of their Subsidiaries, or (b) any Affiliate of any such holder, other than:
(i) transactions permitted by Section 7.1, 7.3, 7.4, 7.5, and 7.6;
(ii) transactions among Credit Parties not prohibited hereunder;
(iii) transactions with Arch Capital Group Ltd. in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;
(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Parent;
(v) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and
(vi) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Parent, the Account Party and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent and its Subsidiaries.
SECTION 7.8 Accounting Changes; Organizational Documents.
(a) Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.
(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bye-laws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders under the Loan Documents.
SECTION 7.9 No Further Negative Pledges; Restrictive Agreements.
(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Existing Agreements as in effect on the date hereof and custodian agreements permitted by Section 7.1(c)(iv), (iii) customary restrictions contained in the organizational documents of any Subsidiary of the Parent, and (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).
(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Material Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, and (C) the Existing Agreements as in effect on the date hereof and custodian agreements permitted by Section 7.1(c)(iv).
SECTION 7.10 Nature of Business. Engage in any business other than the business conducted by the Parent and its Material Subsidiaries as of the Closing Date and any business or business activities incidental or reasonably related or ancillary thereto or that are reasonable extensions, developments, and expansions thereof.
SECTION 7.11 Sale Leasebacks. Enter into any arrangement with any Person whereby in a substantially contemporaneous transaction, any Credit Party or any of its Subsidiaries sells or transfers all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
SECTION 7.12 Financial Strength Rating. At any time, permit the Financial Strength Rating of the Account Party and any other present or future material Insurance Subsidiary of the Parent to fall below A-.
SECTION 7.13 Financial Covenants.
(a) Consolidated Indebtedness to Tangible Net Worth Ratio. As of the last day of any Fiscal Quarter, permit the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth of the Parent and its Subsidiaries to be greater than 0.35:1.00.
(b) Consolidated Tangible Net Worth. As of the last day of any Fiscal Quarter, permit Consolidated Tangible Net Worth of the Parent and its Subsidiaries to be less than an amount equal to $615,052,000 plus, for each Fiscal Quarter ending after June 30, 2019, an amount equal to the sum of 25% of cumulative Consolidated Net Income of the Parent and its Subsidiaries for such Fiscal Quarter and 50% of net cash proceeds of the aggregate increases in common Equity Interests (by virtue of net equity issuance, debt conversion or contribution) by the Parent and its Subsidiaries during such Fiscal Quarter, excluding the impact of Equity Interests issued to employees or directors of the Parent or its Subsidiaries under its long term incentive plan or share purchase programs or any other repurchase of common Equity Interests approved by the board of directors of the Parent.
(c) Minimum Asset Holdings. As of the last day of any calendar month (commencing with the calendar month ended September 30, 2019), permit the consolidated assets and investments of the Parent and its Subsidiaries (excluding any assets or investments subject to a Lien under the Existing Agreements or any refinancing thereof or custodian agreements permitted by Section 7.1(c)(iv)) to be less than $750,000,000.

(d) Minimum Investment Grade Asset Holding. As of the last day of any calendar month (commencing with the calendar month ended September 30, 2019), permit the consolidated assets and investments of the Parent and its Subsidiaries consisting of cash, Cash Equivalents and Investment Grade Securities (excluding any assets or investments subject to a Lien under the Existing Agreements or any refinancing thereof or custodian agreements permitted by Section 7.1(c)(iv)) to be less than $500,000,000. For purposes of this Section 7.13(d), the term “Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (b) debt securities or debt instruments with a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
ARTICLE VIII
DEFAULT AND REMEDIES
SECTION 8.1 Events of Default. Each of the following shall constitute an Event of Default:
(a) Default in Payment of Reimbursement Obligations. The Account Party shall fail to pay any principal of any Reimbursement Obligation when and as the same shall become due.
(b) Default in Payment of Other Obligations. The Account Party shall fail to pay any Obligation (other than an amount referred to in clause (a) of this Section) when and as the same shall become due, and such failure shall continue unremedied for a period of five Business Days;
(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d) Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 6.3(a), 6.4 (as to existence of Parent, Account Party and Material Subsidiaries only), 6.12, or Article VII; provided that neither the Credit Parties nor any Subsidiary shall be required to perform or observe any covenant or agreement contained in Sections 7.1,7.2, 7.3, 7.5., 7.6, 7.7, 7.9(b), 7.11 or 7.13 after the Commitment Termination Date if and so long as (i) the aggregate Letter of Credit Exposure for all Lenders is Cash Collateralized in accordance with the terms hereof or otherwise backstopped in a manner and on terms satisfactory to the Administrative Agent and (ii) no Default or Event of Default has occurred and is continuing.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Account Party and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof; provided that neither the Credit Parties nor any Subsidiary shall be required to perform or observe any covenant or agreement contained in Section 6.1 or Section 6.2(a) after the Commitment Termination Date if and so long as (i) the aggregate Letter of Credit Exposure for all Lenders is Cash Collateralized in accordance with the terms hereof or otherwise backstopped in a manner and on terms satisfactory to the Administrative Agent and (ii) no Default or Event of Default has occurred and is continuing.
(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts) of which is in excess of the Threshold Amount, or with respect to any Hedge Agreement, the Hedge Termination Value of which is in excess of the Threshold Amount, in each case beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized.
(g) Change in Control. Any Change in Control shall occur.
(h) Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered; provided that the foregoing shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.
(j) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be in full force and effect (other than in accordance with its terms or by reason of the release of a Credit Party or its assets in accordance with the terms of the Loan Documents or the satisfaction in full of the Obligations in accordance with the terms hereof) or any Credit Party or any Subsidiary thereof party to any Loan Document shall contest the validity or enforceability of the Loan Documents in writing.
(k) ERISA Events. The occurrence of any Termination Event that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(l) Judgment. One or more final and nonappealable judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been satisfied, discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) equal to or in excess of the Threshold Amount or (ii) for injunctive relief and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 8.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Account Party:
(a) Termination of Credit Facility. Terminate the Commitments and declare all amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall promptly become due and payable without further presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Account Party to request Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 8.1(h) or Section 8.1(i) with respect to any Credit Party, the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred upon the occurrence of the Event of Default, (i) demand that the Account Party (and the Account Party hereby agrees to) deposit in a Cash Collateral Account opened by the Administrative Agent an amount of cash equal to 100% of the aggregate then undrawn and unexpired amount of such Letters of Credit to be held and applied in accordance with Section 2.6 and/or (ii) terminate or cause the L/C Agent to terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof if permitted in accordance with its terms.
SECTION 8.3 Rights and Remedies Cumulative; Non-Waiver; etc.
(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Account Party, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.3), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 8.4 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Credit Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 2.10 and Section 10.3) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any

amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 10.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, or composition affecting the obligations of any Credit Party hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE IX
THE ADMINISTRATIVE AGENT
SECTION 9.1 Appointment and Authority.
(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints Lloyds to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither any Credit Party nor their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 9.3 Exculpatory Provisions.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by a Credit Party, a Lender or an Issuing Lender.
(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Issuing Lender prior to the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 9.6 Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Account Party. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Account Party and subject to the consent (not to be unreasonably withheld or delayed) of the Account Party (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Account Party and such Person, remove such Person as Administrative Agent and, in consultation with the Account Party appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Credit Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Credit Parties and such successor. After the retiring or removed

Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d) Any resignation by, or removal of, Lloyds as Administrative Agent pursuant to this Section shall also constitute its resignation L/C Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Agent, if in its sole discretion it elects to, (ii) each of the retiring L/C Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Agent, if in its sole discretion it elects to, shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Agent to effectively assume the obligations of the retiring L/C Agent with respect to such Letters of Credit.
SECTION 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
SECTION 9.9 Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Credit Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of the Plan Assets Regulation) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X
MISCELLANEOUS
SECTION 10.1 Notices.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to any Credit Party:
Watford Re Ltd.
Waterloo House, 1st Floor
100 Pitts Bay Road
Pembroke HM08, Bermuda
Attention of: Jonathan Levy
Telephone No.: 441-278-3453
E-mail: jlevy@watfordre.com

With a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Gary Boss
Tel: 212-878-8063
Email: gary.boss@cliffordchance.com

If to Lloyds as Administrative
Agent or L/C Agent:

Lloyds Bank Corporate Markets PLC
1095 Avenue of the Americas
New York, NY 10036
Attention of: Letter of Credit Department
Telephone No.: (212) 930-8933, (212) 930-8913, (212) 413-9779
Facsimile No.: (212) 930-5099
Email.: NY-LC@lbusa.com

If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III (other than notices and other communications sent by email) if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and other communications sent by email). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Credit Parties and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Letters of Credit are to be requested.
(d) Change of Address, Etc. Each Credit Party, the Administrative Agent, the L/C Agent and any Issuing Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Account Party, the Administrative Agent, and each Issuing Lender.
(e) Platform.
(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make available materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Parent Materials”) to the Issuing Lenders and the other Lenders by posting the Parent Materials on the Platform.
(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Parent Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Parent Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Parent Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
SECTION 10.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Account Party; provided, that no amendment, waiver or consent shall:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;
(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c) reduce the principal of, or the rate of interest specified herein on, any Reimbursement Obligation, or (subject to clause (iii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Account Party to pay interest at the rate set forth in Section 2.5(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Obligation or to reduce any fee payable hereunder;
(d) change Section 3.3 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(e) change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;
(g) release any Guarantor from the Guaranty set forth in Article XI, without the written consent of each Lender; or
(h) change this Section 10.2, without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Agent in addition to the Lenders required above, affect the rights or duties of the L/C Agent under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) the Mandate Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iv) the Administrative Agent and the Account Party shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Account Party shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender or Lender that ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Confirming Lender Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Confirming Lender in accordance with Section 3.9) shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender or Non-NAIC Qualified Lender relative to other affected Lenders shall require the consent of such Defaulting Lender or Non-NAIC Qualified Lender.
SECTION 10.3 Expenses; Indemnity.
(a) Costs and Expenses. Promptly following written demand therefor, the Parent shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable documented fees (such fees not to exceed a separately agreed amount through the Closing Date), charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent, the L/C Agent or any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, the L/C Agent, any Lender or any Issuing Lender (including the reasonable documented fees, charges and disbursements of any counsel for the Administrative Agent, the L/C Agent, any Lender or any Issuing Lender, or, if in the reasonable judgment of the Administrative Agent and the Lenders, use of joint counsel is advisable, joint counsel for such Persons), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Letters of Credit issued hereunder, including all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.
(b) Indemnification by the Account Party. The Account Party shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), the L/C Agent, each Lender and each Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Account Party or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Agent or any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) Reimbursement by Lenders. To the extent that the Account Party for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Agent, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Agent, or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Agent in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.1.
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party shall assert, and each party hereby waives, any claim against any Credit Party, any of its Subsidiaries, any Indemnitee or any other party to this Agreement or any other Loan Document, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof, provided, that nothing contained in this sentence shall limit any Credit Party’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification under Section 10.3(b). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments. All amounts due under this Section 10.13 shall be payable promptly after demand therefor.
(f) Survival. Each party’s obligations under this Section 10.13 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 10.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, or any such Affiliate to or for the credit or the account of the Account Party or any other Credit Party against any and all of the obligations of the Account Party or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Account Party or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.3 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, or their respective Affiliates may have. Each Lender, and such Issuing Lender agree to notify the Account Party and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 10.5 Governing Law; Jurisdiction, Etc.
(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b) Submission to Jurisdiction. Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the L/C Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Account Party or any other Credit Party or its properties in the courts of any jurisdiction.
(c) Waiver of Venue. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Each Credit Party irrevocably appoints Watford Holdings (U.S.) Inc., 445 South Street, Suite 220, Morristown, NJ 07962, Attention: Alexandre Scherer (the “Process Agent”) as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement. By signing below, the Process Agent hereby accepts such appointment. Each Credit Party agrees that failure by a process agent to notify such Credit Party of the process will not invalidate the proceedings concerned. If the appointment of any person mentioned in this Section 10.5(d) ceases to be effective with respect to any Credit Party, such Credit Party must immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if such Credit Party does not appoint a process agent within 15 days, such Credit Party authorizes the Administrative Agent to appoint a process agent for, and at the expense of, such Credit Party. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 10.6 Waiver of Jury Trial.
(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.7 Injunctive Relief. Each Credit Party recognizes that, in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Credit Party agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 10.8 Successors and Assigns; Participations.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Account Party nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment provided that, any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment assigned shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Account Party otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Account Party shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been received by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Account Party prior to such tenth (10th) Business Day;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent or any of its Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a Person that is a Non-NAIC Qualified Lender.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its Ratable Share of all participations in Participated Letters of Credit and drawn Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, Section 3.5, Section 3.6 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or any Credit Party or any Credit Party’s Subsidiaries or Affiliates, which shall be null and void).
(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Account Party, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and Reimbursement Obligations (and stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Account Party and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Account Party, the Parent or the Administrative Agent, sell participations to any Person (other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Parent or any of the Parent’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Account Party, the Parent, the Administrative Agent, the Issuing Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(a), Section 10.2(b), Section 10.2(c), Section 10.2(d) that directly and adversely affects such Participant. The Account Party agrees that each Participant shall be entitled to the benefits of Section 3.5, and Section 3.6 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.5 or Section 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Account Party’s request and expense, to use reasonable efforts to cooperate with the Account Party to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 and Section 10.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Account Party, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 10.9 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Parent or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Account Party, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any direct, indirect, actual or prospective party (or its Related Parties) to any swap, derivative, securitization, or other transaction under which payments are to be made by reference to any Credit Party and its obligations, this Agreement or payments hereunder, or (iii) credit insurance providers relating to any Credit Party and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Parent, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to any Credit Party, (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 10.10 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 10.11 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 10.12 Survival.
(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any issuance of a Letter of Credit.
(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 10.13 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 10.14 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Account Party shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 10.15 Counterparts; Integration; Effectiveness; Electronic Execution.
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lenders, and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.16 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 10.17 USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 10.18 Reserved.
SECTION 10.19 No Advisory or Fiduciary Responsibility.
(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Account Party and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Account Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Account Party or any of its Affiliates, shareholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Account Party or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arrangers or any Lender has advised or is currently advising the Account Party or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Account Party or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Account Party and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b) Each Credit Party acknowledges and agrees that each Lender, each Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, any Credit Party, or any Affiliate of the foregoing.  Each Lender, each Arranger and any Affiliate thereof may accept fees and other consideration from any Credit Party or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, any Arranger, any Credit Party or any Affiliate of the foregoing.
SECTION 10.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
SECTION 10.21 Contractual recognition of Bail-In. Notwithstanding anything to the contrary in any Loan Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a) any Bail-In Action in relation to any such liability, including (without limitation):
(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii) a cancellation of any such liability; and
(b) a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
ARTICLE XI
GUARANTY

SECTION 11.1 The Guaranty.
(a) In order to induce the Lenders to enter into this Agreement and to issue Letters of Credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Letters of Credit hereunder, each Guarantor hereby unconditionally, absolutely and irrevocably, guarantees, on a joint and several basis, as a primary obligor and not merely as surety, the full and punctual payment of all Obligations of the Account Party under the Loan Documents, including the Reimbursement Obligations owing by the Account Party pursuant to this Agreement. This Guaranty is a guaranty of payment and not of collection. Upon failure by any Credit Party to pay punctually any such amount, the Guarantors agree to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.
SECTION 11.2 Guaranty Unconditional. The obligations of the Guarantors under this Article XI shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i) any extension, renewal, settlement, compromise, waiver or release (including with respect to any Cash Collateral) in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;
(ii) any modification or amendment of or supplement to any of the Loan Documents;
(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;
(iv) any change in the corporate existence, structure or ownership of any obligor, or any filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;
(v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Loan Documents;
(vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto;
(viii) the addition or release of any Guarantor hereunder or the taking, acceptance or release of other guarantees of the Obligations; or
(ix) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations under this Article XI.
SECTION 11.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantors’ obligations under this Article XI shall remain in full force and effect until the Commitments of the Lenders hereunder shall have terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Credit Parties under the Loan Documents shall have been paid in full. If at any time any payment of any Obligation payable by a Credit Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, the Guarantors’ obligations under this Article XI with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
SECTION 11.4 Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. Each Guarantor warrants and agrees that each waiver set forth in this Section 11.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.
SECTION 11.5 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Account Party, or any other insider guarantor that arises from the existence, payment, performance or enforcement of the Guarantors’ obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender, any Issuing Lender or the Administrative Agent against any Credit Party or any other insider guarantor or any Cash Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Letters of Credit shall be outstanding and the Commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Final Maturity Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantors shall make payment to the Lenders, the Issuing Lenders and the Administrative Agent of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Final Maturity Date shall have occurred, the Lenders, the Issuing Lenders and the Administrative Agent will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
SECTION 11.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Loan Documents is stayed upon the occurrence of any filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors under this Article XI forthwith on demand by the Administrative Agent made at the request, or with the consent, of the Required Lenders.

SECTION 11.7 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of all Obligations payable under this Agreement and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Issuing Lenders and the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.8.
SECTION 11.8 Subordination of Other Obligations. Any Indebtedness of any Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Obligations of such Credit Party, and any such Indebtedness collected or received by the Guarantors after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Lenders to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantors under any other provision hereof.
SECTION 11.9 Additional Guarantors. The Parent may from time to time cause any Subsidiary that is an entity organized or incorporated under the laws of Bermuda to become a Guarantor hereunder (each such Subsidiary, an “Additional Guarantor”) by providing at least 30 days’ prior written notice to the Administrative Agent (or such shorter period approved by the Administrative Agent in its sole discretion) and by delivering to the Administrative Agent (a) a joinder agreement executed by such Additional Guarantor in form and substance satisfactory to the Administrative Agent, pursuant to which such Additional Guarantor becomes a party to this Agreement and unconditionally guarantees the Obligations pursuant to this Article XI, (b) certificates with respect to the Additional Guarantor similar to those delivered pursuant to Section 4.1(b)(ii) and Section 4.1(b)(iii), in form and substance satisfactory to the Administrative Agent, (c) legal opinions with respect to the Additional Guarantor in form and substance satisfactory to the Administrative Agent, (d) any documentation and other information requested by the Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations with respect to such Additional Guarantor and (e) such other documents as the Administrative Agent may reasonably request.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

WATFORD HOLDINGS LTD.

By:	/s/ Jon Levy
Name:	Jon Levy
Title:	President & CRO
WATFORD RE LTD.

By:	/s/ Jon Levy
Name:	Jon Levy
Title:	President & CRO

Agreed and accepted solely with respect to Section 10.5(d):
WATFORD HOLDINGS (U.S.) INC.

By:	/s/ Alexandre Scherer
Name:	Alexandre Scherer
Title:	President & CEO

Letter of Credit Agreement

LLOYDS BANK CORPORATE MARKETS PLC (New York Branch), as Administrative Agent, L/C Agent, Issuing Lender and Lender

By:	/s/ Kamala Basdeo
Name:	Kamala Basdeo
Title:	Assistant Vice President Transaction Execution

By:	/s/ Tina Wong
Name:	Tina Wong
Title:	Assistant Vice President Transaction Execution

Letter of Credit Agreement

BMO HARRIS BANK N.A., as Issuing Lender and Lender

By:	/s/ Catherine Liu
Name:	Catherine Liu
Title:	Vice President

Letter of Credit Agreement

SCHEDULE 1.1
Commitments and Commitment Percentages

	Commitment	Percentage
Lloyds Bank Corporate Markets PLC	$50,000,000	50.0%
BMO Harris Bank N.A.	$50,000,000	50.0%

Total	$100,000,000	100.0%

SCHEDULE 5.2
Subsidiaries

Credit Party	Subsidiary	Percentage ownership of each owner in Subsidiary
Watford Holdings Ltd.	Watford Re Ltd.	100%
Watford Re Ltd.	Watford Asset Trust I	100%
Watford Re Ltd.	Watford Insurance Company Europe Limited	100%
Watford Re Ltd.	Watford Holdings (UK) Limited	100%

SCHEDULE 7.3
Existing Investments

None

SCHEDULE 7.5
Asset Dispositions

None

EXHIBIT A-1

FORM OF LETTER OF CREDIT NOTICE

Lloyds Bank Corporate Markets plc
1095 Avenue of the Americas
34th Floor
New York, NY 10036
+1 212 930 5000

APPLICATION AND AGREEMENT FOR STANDBY LETTER OF CREDIT

Date ________________ L/C No. ________________

Dear Sir or Madam

Please issue an IRREVOCABLE Standby Letter of Credit (the ‘’Credit’’) by  _____ courier _____ SWIFT as follows :

ADVISING BANK (if applicable):	FOR ACCOUNT OF (ACCOUNT PARTY’S NAME) Watford Re Ltd.
IN FAVOR OF (BENEFICIARY’S NAME AND ADDRESS)	AMOUNT DATE AND PLACE OF EXPIRATION ________________ Lloyds Bank Corporate Markets plc counters in New York

L/C PURPOSE/COVERING:

Special Instructions (if needed):

In consideration of your issuing the Standby Letter of Credit (the ‘’Credit’’) substantially in accordance with this application, the undersigned hereby agrees that the terms and conditions as set forth in the 364-Day Letter of Credit Agreement dated ________ (the “Master Agreement”), between the Bank and the undersigned shall apply to the Credit and to the obligations of the undersigned to the Bank with respect thereto. Unless otherwise agreed between the parties, the letter of credit commission payable by us in respect of the Credit shall be (1) calculated at a rate of __basis points (__%) per annum calculated in accordance with the Master Agreement and (2) an issuance fee of $___.

Applicant:

WATFORD RE LTD.

By: ________________________________
Name:
Title:
Date:

Disclaimer:
This information is intended only for the addressee. It may contain privileged information. If you are no the addressee you must not copy, distribute, disclose, or use any of the information contained in this communication.
Lloyds Bank Corporate Markets plc is a company organized under the laws of England and Wales, having company registration no. 10399850. Lloyds Bank Corporate Markets plc is a member company of Lloyds Banking Group.

EXHIBIT A-2

FORM OF LETTER OF CREDIT

Issue Date
Clean, Irrevocable Standby Letter of Credit No.:
Applicant: (Name) _____________________________________
(Address) ___________________________________
To Beneficiary: (Name)
(Address)
Dear Sir or Madam:
The banks and financial institutions set forth in Schedule 1 hereto (the “Lenders”) hereby open this irrevocable (except as expressly otherwise stated herein) Letter of Credit in your favor as beneficiary (the “Beneficiary”) for the account of the above mentioned applicant through Lloyds Bank Corporate Markets PLC, acting as administrative agent (in such capacity, the “Administrative Agent”) and attorney-in-fact for the Lenders letter of credit (this “Letter of Credit”) in the aggregate amount of U.S. [$____________], effective immediately and expiring at the Administrative Agent’s address at 1095 Avenue of the Americas, New York, New York 10036, Attention of: Letter of Credit Department, no later than 5:00 p.m., New York, New York time, on __________________ (the “Expiration Date”[, as such date may be extended as set forth below]).
The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator. The term “Business Day” means any day other than a Saturday, Sunday, a legal holiday or a day on which banks in New York, New York are authorized or required by law to be closed.
The Lenders hereby severally undertake to promptly honor your sight draft(s) drawn on us, duly endorsed on the reverse side thereof by the Beneficiary expressly specifying the Letter of Credit No. ____________ for all or any part of this credit if presented at the Administrative Agent’s office specified in the first paragraph hereof on a Business Day on or prior to the Expiration Date.
Each of the Lenders agrees, for itself alone and not jointly with any other Lender, to promptly honor a draft drawn by you and presented to the Administrative Agent in an amount not to exceed the aggregate amount available to be drawn hereunder multiplied by such Lender’s percentage obligation as set forth on Schedule 1 to this Letter of Credit (the “Percentage Obligations”) and in accordance with the terms and conditions hereinafter set forth. The

Exhibit A-2

obligations of the Lenders hereunder shall be several and not joint, and multiple draws shall be available under this Letter of Credit. Upon the transfer by a Lender to the Administrative Agent for your account of the amount specified in a draft drawn on such Lender hereunder, such Lender shall be fully discharged of its obligations under this Letter of Credit with respect to such draft, such Lender shall not be obligated thereafter to make any further payments under this Letter of Credit with respect to such draft, and the amount available to be drawn thereafter under this Letter of Credit shall be automatically and permanently reduced by an amount equal to the amount of such draft. The failure of any Lender to make funds available to the Administrative Agent for payment under this Letter of Credit shall not relieve any other Lender of its obligation hereunder to make funds available to the Administrative Agent. Neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to honor its share of any drawings hereunder or to make funds available to the Administrative Agent.
Except to the extent the amount of this Letter of Credit may be increased, this Letter of Credit cannot be modified or revoked without your written consent; provided that this Letter of Credit may be amended to delete a Lender or add a Lender or change Percentage Obligations so long as such amendment does not decrease the amount of this Letter of Credit, and need only be signed by the Administrative Agent so long as any Lender added shall be listed on the “NAIC List of Qualified U.S. Financial Institutions” maintained by the Securities Valuation Office of the National Association of Insurance Commissioners as issuers of letters of credit for which reinsurance reserve credit can be given.
Lloyds Bank Corporate Markets PLC has been appointed by the Lenders to act as, has been granted the authority by the Lenders to act as, and has been irrevocably granted a power of attorney by the Lenders to act as Administrative Agent for the Lenders obligated under this Letter of Credit. As Administrative Agent, Lloyds Bank Corporate Markets PLC has full power of attorney from such Lenders to act on their behalf hereunder to (i) execute and deliver this Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by you hereunder, (iii) determine whether such drafts, demands and documents are in compliance with the terms of this Letter of Credit, and (iv) notify the Lenders and the Account Party that a valid drawing has been made and the date that the related payment under this Letter of Credit is to be made; provided, however, that the Administrative Agent shall have no obligation or liability for any payment under this Letter of Credit (other than payment to you of such funds as have been made available to it by the Lenders pursuant to your draw).
[This Letter of Credit will be automatically extended for a period of one year upon the expiration date set forth above, unless at least [____] days prior to such expiration date we send notice to you in writing by registered mail or courier that we elect not to so extend this Letter of Credit; provided that this Letter of Credit will not be extended if such extension would result in the expiration date of this Letter of Credit being later than September 20, 2021. Upon receipt by you of our notice of election not to extend this Letter of Credit, you may draw hereunder by your sight draft(s) drawn on us and bearing the clause “Drawn under Credit No. ______________.”]1
1 To be included if the Account Party requests an Evergreen Letter of Credit in the applicable Letter of Credit Notice.

Exhibit A-2

This Letter of Credit sets forth in full the terms of the Administrative Agent’s undertaking and of each Lender’s undertaking. Such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument.
All bank charges and commissions incurred in this transaction are for the applicant’s account.
We hereby agree with you that drafts drawn under and in compliance with the terms of this credit that such drafts will be duly honored upon presentation to the drawee. The obligation of the Administrative Agent and of each Lender under this Letter of Credit is the individual obligation of the Administrative Agent and each Lender, respectively, and is in no way contingent upon reimbursement with respect thereto.
Except as otherwise expressly stated herein, this credit is subject to and governed by the Laws of the State of New York and the 2007 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600) and, in the event of any conflict, the Laws of the State of New York will control. If this credit expires during an interruption of business as described in Article 36 of said I.C.C. publication, we agree to effect payment if this Credit is drawn against within 30 days after the resumption of business.

Signature  Title
Lloyds Bank Corporate Markets PLC as
Administrative Agent and attorney-in fact
for the Lenders set forth in Schedule 1
to this Letter of Credit

Exhibit A-2

SCHEDULE 1

LENDER	PERCENTAGE OBLIGATION

Exhibit A-2

EXHIBIT B

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

THIS CERTIFICATE is delivered pursuant to the 364-Day Letter of Credit Agreement, dated as of September 20, 2019 (the “Credit Agreement”), among Watford Holdings Ltd. (the “Parent”), Watford Re Ltd. (the “Account Party,” and together with the Parent, the “Credit Parties”), the Lenders from time to time parties thereto, and Lloyds Bank Corporate Markets PLC, as Administrative Agent and L/C Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.
The undersigned hereby certifies that:
1.[He][She] is a duly elected _________________ of the Parent.1
2.This Certificate is delivered pursuant to Section 6.2(a) of the Credit Agreement.
3.[Enclosed with this Certificate are copies of the financial statements as of _____________, ______, and for the [Fiscal Quarter] [Fiscal Year] then ended, as required to be delivered under Section [6.1(a)][6.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with the requirements of Section [6.1(a)][6.1(b)].]2

OR
3. [Enclosed with this Certificate is a copy of the internally-compiled investment statement of the Account Party as of the last day of _____________, ______, as required to be delivered under Section 6.1(c) of the Credit Agreement.]3

4.The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Parent and its Subsidiaries during the accounting period covered by such [financial statements]4 [internally-compiled investment statement]5.

5.The examination described in paragraph 4 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default as of the date of this Certificate[.][, except as set forth below:]
[Describe here or in a separate attachment any exceptions to paragraph 5 by listing, in reasonable detail, the nature of the Default or Event of Default and the action that the Credit Parties have taken or propose to take with respect thereto.]
1 NTD: Credit Agreement requires signature of the chief executive officer, chief financial officer, treasurer or controller of the Parent.
2 To be inserted for certificates delivered in connection with Section 6.1(a) or 6.1(b).
3 To be inserted for certificates delivered in connection with Section 6.1(c).
4 To be inserted for certificates delivered in connection with Section 6.1(a) or 6.1(b).
5 To be inserted for certificates delivered in connection with Section 6.1(c).

Exhibit B

6.Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in [Section 7.13(a) and (b)]6 [Section 7.13(c) and (d)]7 of the Credit Agreement as of the last day of and for the period covered by the [financial statements]8[internally-compiled investment statement]9 enclosed herewith.
7.[For purposes of determining compliance with Section 7.13(c) and Section 7.13(d) of the Credit Agreement, the amounts specified in items (A)(1) and (B)(1) in Attachment A to this Certificate do not include any assets or investments that are subject to any Liens under the Existing Agreements or any refinancing thereof or custodian agreements permitted by Section 7.1(c)(iv) of the Credit Agreement.]10
8.There are no outstanding margin call obligations under the Custodian Bank Agreement, except as described below:

6 To be inserted for certificates delivered in connection with Section 6.1(a) or 6.1(b).
7 To be inserted for certificates delivered in connection with Section 6.1(c).
8 To be inserted for certificates delivered in connection with Section 6.1(a) or 6.1(b).
9 To be inserted for certificates delivered in connection with Section 6.1(c).
10 To be inserted for certificates delivered in connection with Section 6.1(c).

Exhibit B

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the ___ day of _____________, 20___.

WATFORD HOLDINGS LTD.

By: ___________________________________
Name:
Title:

Exhibit B

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

[A. Consolidated Indebtedness to Consolidated Tangible Net Worth
(Section 7.13(a) of the Credit Agreement)

(1) Consolidated Indebtedness as of the date of determination	$
(2) Consolidated Tangible Net Worth as of the date of determination	$
(3) Ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth (Line 1 : Line 2)	:
(4) Maximum ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth under Section 7.13(a)	0.35 : 1.00
B. Minimum Consolidated Tangible Net Worth
(Section 7.13(b) of the Credit Agreement)

(1) Consolidated Tangible Net Worth as of the date of determination (from Line 2 above):	$
(2) Minimum Amount of Consolidated Tangible Net Worth under Section 7.13(b)	$ ][1]

[A. Minimum Asset Holdings
(Section 7.13(c) of the Credit Agreement)

(1) Consolidated assets and investments of the Parent and its Subsidiaries (excluding any assets or investments subject to a Lien under the Existing Agreements or any refinancing thereof or custodian agreements permitted by Section 7.1(c)(iv) of the Credit Agreement) as of the date of determination
$
(2) Minimum amount required under Section 7.13(c)	$750,000,000

Exhibit B

1 To be inserted for certificates delivered in connection with Section 6.1(a) or 6.1(b).

Exhibit B

B. Minimum Investment Grade Asset Holdings
(Section 7.13(d) of the Credit Agreement)

(1) Consolidated assets and investments of the Parent and its Subsidiaries consisting of cash, Cash Equivalents and Investment Grade Securities (excluding any assets or investments subject to a Lien under the Existing Agreements or any refinancing thereof or custodian agreements permitted by Section 7.1(c)(iv) of the Credit Agreement)
$
(2) Minimum amount required under Section 7.13(d)	$500,000,000][2]

Exhibit B

2 To be inserted for certificates delivered with monthly balance sheet under Section 6.1(c).

Exhibit B

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION
THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. Assignor:   ______________________________

2. Assignee:   ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]1

3. Account Party:  Watford Re Ltd.

4. Administrative Agent: Lloyds Bank Corporate Markets PLC
5. Credit Agreement: 364-Day Letter of Credit Agreement, dated as of September 20,
1 Select as applicable.

Exhibit C

2019, among the Account Party, Watford Holdings Ltd., certain Lenders from time to time parties thereto, and Lloyds Bank Corporate Markets PLC, as Administrative Agent and L/C Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”)
6. Assigned Interest:

Aggregate Amount of Commitment/Letter of Credit Exposure for all Lenders[2]	Amount of Commitment/Letter of Credit Exposure Assigned[3]	Percentage Assigned of Commitment/ Letter of Credit Exposure[4]	CUSIP Number[5]
$	$	%

[7. Trade Date:  ______________]6

8. Effective Date: ______________ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Letter of Credit Exposure of all Lenders thereunder.
5 Insert if applicable.
6 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR:

[NAME OF ASSIGNOR]

By: _________________________________

Title: _________________________________

ASSIGNEE:

[NAME OF ASSIGNEE]

By: _________________________________

Title: _________________________________

[Consented to and]7 Accepted:

LLOYDS BANK CORPORATE MARKETS PLC,
as Administrative Agent

By: _________________________________

Title: _________________________________

[Consented to:]8

WATFORD HOLDINGS LTD.

By: _________________________________

Title: _________________________________

7 Delete if the consent of the Administrative Agent is not required by the terms of the Credit Agreement.
8 Delete if the consent of the Parent is not required by the terms of the Credit Agreement.

Exhibit C

ANNEX 1 to Assignment and Assumption

364-Day Letter of Credit Agreement, dated as of September 20, 2019, among
Watford Holdings Ltd., Watford Re Ltd., the Lenders party thereto, and
Lloyds Bank Corporate Markets PLC as Administrative Agent and L/C Agent

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with

Exhibit C

their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit C

EXHIBIT D

FORM OF CONFIRMING LENDER AGREEMENT

____________, 20__
[Name of Confirming Lender]
[Address]

Ladies and Gentlemen:
Reference is made to the 364-Day Letter of Credit Agreement dated as of September 20, 2019 (as amended, restated, supplemented and otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among Watford Re Ltd., Watford Holdings Ltd. (the “Company”), the Lenders party thereto, and Lloyds Bank Corporate Markets PLC (“Lloyds”), as Administrative Agent for the Lenders and as L/C Agent. Capitalized terms used but not otherwise defined herein have the same meaning as in the Credit Agreement.
The undersigned (the “Non-NAIC Issuing Lender”) is an Issuing Lender under the Credit Agreement in respect of Letters of Credit but is not on the date hereof a bank listed on the most current NAIC Qualified Institution List. Accordingly, in order to be an NAIC Qualified Lender for the purposes of the Credit Agreement, the Non-NAIC Issuing Lender hereby requests that you be a Confirming Lender with respect to the Non-NAIC Issuing Lender for the purposes of the Credit Agreement and each Letter of Credit that is issued thereunder.
By your signature below, you undertake that any draft drawn under and in strict compliance with the terms of any Letter of Credit for which the Non-NAIC Issuing Lender has an obligation under the Credit Agreement will be duly honored by you as if, and to the extent, you were originally named on such Letter of Credit in place of the Non-NAIC Issuing Lender. Notwithstanding the foregoing, your liability under all Letters of Credit at any one time issued under the Credit Agreement shall be limited to an amount equal to the Non-NAIC Issuing Lender’s Ratable Share of the Letter of Credit Commitment under the Credit Agreement in effect on the date hereof (an amount equal to $______), as such amount may be increased after the date hereof with your prior written consent. In addition, you hereby irrevocably appoint and designate the L/C Agent as your attorney-in-fact, acting through any duly authorized officer of Lloyds, to execute and deliver, at any time prior to the Commitment Termination Date in effect on the date of this letter agreement, in your name and on your behalf each Letter of Credit to be confirmed by you in accordance herewith and with the Credit Agreement. You agree that, promptly upon the request of the L/C Agent, you will furnish to the L/C Agent such powers of attorney or other evidence as any beneficiary of any Letter of Credit may reasonably request in order to

Exhibit D

demonstrate that the L/C Agent has the power to act as attorney-in-fact for you in connection with the execution and delivery of such Letter of Credit.
In consideration of the foregoing, the Non-NAIC Issuing Lender agrees that if you shall make any L/C Disbursement in respect of any Letter of Credit, the Non-NAIC Issuing Lender shall reimburse you by paying to you an amount equal to the amount of the L/C Disbursement made by you, such payment to be made not later than 12:00 P.M., New York City time, on (i) the Business Day that the Non-NAIC Issuing Lender receives notice of such L/C Disbursement, if such notice is received prior to 10:00 A.M., New York City time, or (ii) the Business Day immediately following the day that the Non-NAIC Issuing Lender receives such notice, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 A.M., New York City time, on a Business Day. The Non-NAIC Issuing Lender’s obligations to reimburse you as provided in the foregoing sentence shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this letter agreement under any and all circumstances whatsoever, and irrespective of any event or circumstance of the type described in Section 2.4 of the Credit Agreement (or of any analogous event or circumstance relating to the Non-NAIC Issuing Lender).
If any L/C Disbursement is made by you, then, unless the Non-NAIC Issuing Lender shall reimburse the amount of such L/C Disbursement to you in full on the date such L/C Disbursement is made by you, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date of reimbursement, at the rate per annum equal to (i) the Federal Funds Rate to but excluding the date three Business Days after such L/C Disbursement and (ii) from and including the date three Business Days after such L/C Disbursement, 2% plus the Federal Funds Rate.
This letter agreement shall be governed by and construed in accordance with the law of the State of New York.
[Signatures are on the next page.]

Exhibit D

Please indicate your acceptance of the foregoing terms and conditions by signing the three enclosed copies of this letter agreement and returning (a) one such signed copy to the Non-NAIC Issuing Lender at the address indicated above, (b) one such signed copy to the Administrative Agent at Lloyds Bank Corporate Markets PLC, 1095 Avenue of the Americas, New York, New York 10036, Attention of: Letter of Credit Department, and (c) one such signed copy to the Company.
[NAME OF NON-NAIC ISSUING LENDER]

By
Name:
Title:

AGREED AS AFORESAID:
[NAME OF CONFIRMING LENDER]

By
Name:
Title:

Exhibit D